Exhibit 99.1

New Name Reflects Strategic Pivot to BTC Treasury Focus

VLCN Shares to Now Trade Under “EMPD”

303 Additional BTC Acquired, Treasury Holdings Now 3,803 BTC

AUSTIN, Texas – July 31, 2025 – Empery Digital Inc. (NASDAQ: EMPD) (the “Company” or “Empery Digital”) today announced that it has changed its name from Volcon Inc., to Empery Digital Inc. aligning its name and branding with its new BTC treasury strategy. VLCN shares will now trade on Nasdaq under the new ticker symbol “EMPD” as of today, July 31, 2025.

“We are excited to launch as Empery Digital, a brand that aligns with our belief in bitcoin as the obvious digital store of value for the future,” said Ryan Lane, Co-CEO & Chairman of Empery Digital. “In an era defined by monetary debasement and accelerating technological change, we believe blockchain represents a transformative, decentralized network for establishing trust. Bitcoin, as the most mature and widely adopted application of this technology, lays the foundation for future innovations that promote the principals of transparency and accountability. We continue to work with the Gemini team to build our Bitcoin portfolio efficiently and ensure its safe custody for shareholders.”

“This name change signifies the Company’s pivot to a strategic focus on the digital asset ecosystem, while remaining committed to supporting its core operations,” said John Kim, Co-CEO of Empery Digital. “We will continue to reposition our e-power-sports business under the Empery Mobility brand, focused on a highly efficient, asset light business model, which leverages our international relationships to source affordable products for the U.S. markets.”

Additionally, yesterday the Company expanded its existing “at-the-market” (ATM) equity sales program and the associated prospectus supplement, providing access to over $1 billion of capital via opportunistic sales of equity. This increase, together with the recently expanded share repurchase plan, enhances financial flexibility and enables the company to support NAV accretion by issuing shares at a premium and repurchasing shares at a discount - effectively insulating the value creation engine of the digital asset treasury model.

Bitcoin Holdings Update

Since the last update on July 28th, the Company has acquired an additional 303.04 BTC for a total purchase price of $35.6 million. As of the time of this release, the Company holds 3,803.23 BTC acquired for an aggregate purchase price of approximately $448 million, reflecting an average purchase price of $117,706 per BTC.

About Empery Digital, Inc.

Built on Principles. Powered by Blockchain.

Effective as of July 17, 2025, the Company adopted a bitcoin treasury strategy with the goal of becoming a leading, low cost, capital efficient, globally trusted aggregator of bitcoin. Empery Digital (formerly Volcon) was founded as the first all-electric power sports company sourcing high-quality and sustainable electric vehicles for the outdoor community. The power sports brand will operate under the brand name Empery Mobility. Empery Mobility electric vehicles are the future of off-roading, not only because of their environmental benefits but also because of their near-silent operation, which allows for a more immersive outdoor experience.

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Forward-Looking Statements

This press release includes forward-looking statements. These forward-looking statements generally can be identified by the use of words such as "anticipate," "expect," "plan," "could," "may," "will," "believe," "estimate," "forecast," "goal," "project," and other words of similar meaning. These forward-looking statements address various matters including statements relating whether the Company can efficiently build its BTC portfolio and whether we can successfully reposition our power sports business as an asset light business model. Each forward-looking statement contained in this presentation is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. Applicable risks and uncertainties include, among others, changes in business, market, financial, political and regulatory conditions; risks relating to the Company's operations and business, including the highly volatile nature of the price of Bitcoin and other cryptocurrencies; the risk that the Company's stock price may be highly correlated to the price of the digital assets that it holds; risks related to increased competition in the industries in which the Company does and will operate; risks relating to significant legal, commercial, regulatory and technical uncertainty regarding digital assets generally; risks relating to the treatment of crypto assets for U.S. and foreign tax purpose, as well as those risks and uncertainties identified in the Appendix to this presentation and those identified under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and other information the Company has or may file with the SEC, including those disclosed under Item 8.01 of the Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on July 17, 2025.

We caution investors not to place considerable reliance on the forward-looking statements contained in this presentation. You are encouraged to read our filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this presentation speak only as of the date of this document, and we undertake no obligation to update or revise any of these statements. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

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Empery Digital Contacts

For Media: media@volcon.com

For Dealers: dealers@volcon.com

For Investors: investors@volcon.com

For Marketing: marketing@volcon.com

For Digital: digital@volcon.com

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